Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 22, 2015

Digicel Group Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Ladies and Gentlemen:

We are acting as United States counsel to Digicel Group Limited, a company incorporated in Bermuda (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s public offering of its Class A common shares. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that the statements included under the caption “Material Bermuda and U.S. Tax Considerations—U.S. Federal Income Tax Considerations,” insofar as such statements relate to statements of law or legal conclusions under the laws of U.S. federal taxation applicable to the Class A common shares, constitute our opinion as to the material U.S. federal income tax consequences to “U.S. Holders” described therein of owning and disposing of the Company’s Class A common shares, subject to the conditions and limitations set forth therein.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.

Very truly yours,

/s/ Davis Polk & Wardwell LLP